Exhibit 99.1

October 16, 2007

Company Press Release

SOURCE:	CALIFORNIA STEEL INDUSTRIES, INC.
Contact:	Kyle Schulty
Manager, Communications
909-350-6024

California Steel Industries Reports Third Quarter 2007 Results

Fontana, CA.—California Steel Industries, Inc. (“CSI”) today reported third quarter results for the period ended September 30, 2007. Sales for the period totaled $335.4 million, resulting in net income of $1.8 million.

CSI shipped 438,525 net tons of steel products, a 13 percent decrease compared to the third quarter of 2006, and at the same level as second quarter 2007. Net sales are 12 percent lower than third quarter 2006, although consistent when compared to second quarter 2007. Average sales prices in third quarter 2007 were four percent lower than the same period in 2006, and again consistent with second quarter 2007.

Net income of $1.8 million is lower than third quarter 2006’s net income of $33.9 million, and lower than second quarter 2007’s net income of $8.2 million. EBITDA for the quarter was $13.0 million, compared with 2006’s third quarter results of $62.9 million.

Year-to-date, sales revenues totaled $985.9 million, compared with $1,049.4 million in 2006. Net income is $11.3 million versus $100.5 million in 2006. EBITDA is $50.1 million, compared with 2006’s $191.8 million.

“Third quarter volume and cost levels were not consistent with typical patterns,” said Masakazu Kurushima, President and CEO. “Slab prices are rising, with worldwide demand, while a soft market for our flat-rolled products continues.”

Sales volumes are as follows (net tons):

	Three Months Ended		Nine Months Ended
	9/30/07	9/30/06	9/30/07	9/30/06
Hot Rolled	144,137	200,635	467,916	631,799
Cold Rolled	47,160	43,029	127,102	129,902
Galvanized	176,605	194,657	533,295	588,577
ERW Pipe	70,623	66,326	186,474	170,151

Total	438,525	504,647	1,314,787	1,520,429

Results (in thousands, except for billed tons) are as follows:

	Three Months Ended		Nine Months Ended
	09/30/07	09/30/06	09/30/07	09/30/06
Billed net tons	438,525	504,647	1,314,787	1,520,429

Net sales revenue	$335,446	$382,296	$985,921	$1,049,387

Cost of sales	$327,158	$318,311	$942,214	$854,034

SG&A	$6,930	$8,191	$21,856	$23,343

Operating income	$1,335	$55,697	$21,627	$171,666

Interest expense, net	$2,289	$746	$7,643	$3,235

Income before tax	$2,783	$54,860	$19,201	$166,756

Net income	$1,783	$33,919	$11,264	$100,537

Depreciation	$7,898	$7,283	$23,232	$21,793

Cash Flow Information:
Cash flows provided by (used in):
Operating Activities	$(32,129)	$21,902	$41,020	$93,840
Investing Activities	$(5,840)	$(7,000)	$(18,926)	$(15,885)
Financing Activities	—	$(73,309)	$(21,183)	$(79,118)

EBITDA	$12,970	$62,889	$50,076	$191,784

A reconciliation between cash flows from operations and EBITDA will be included in the Company’s Current Report on Form 8-K, together with this press release.

The balance under the Company’s Revolving Credit Agreement was zero as of September 30, 2007, with availability of over $109.0 million. The Company has a balance of cash and cash equivalents as of September 30, 2007 of $6.5 million.

Company Information and Forward Looking Statements

California Steel Industries is the leading producer of flat rolled steel products in the western United States (the 11 states located west of the Rocky Mountains) based on tonnage billed, with a broad range of products, including hot rolled, cold rolled, and galvanized sheet and electric resistant welded pipe. Located in Fontana, California, CSI has about 1,000 employees.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Actual outcomes and results may differ materially from what is expressed herein. In evaluating any forward-looking statements, please carefully consider factors that could cause actual results to differ materially from the expectations of the company or its management. For a more detailed discussion of these factors, please see the company’s most recent filings with the Securities and Exchange Commission. In particular, we direct your attention to our most recent Form 10-K, in particular Item 1 with respect to the general discussion of factors affecting our business, Item 7 with respect to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Item 7A with respect to “Quantitative and Qualitative Disclosures about Market Risk”. The company undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.